Exhibit (4)(i)

                                    SIXTH  AMENDMENT  (this  "Sixth  Amendment")
                  dated as of September 25, 2000 to the Amended and Restated Credit Agreement dated as of January 31, 1997 (as amended, the "Credit Agreement"; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, as amended hereby), among American Standard Companies Inc. ("Holding"); American Standard Inc. ("ASI"); the Subsidiaries of ASI listed in Schedule I thereto (the "Subsidiary Borrowers" and, together with ASI, the "Borrowers"); the financial institutions party thereto (the "Lenders"); The Chase Manhattan Bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"); Citibank, N.A., as Documentation Agent (the "Documentation Agent"); and The Bank of Nova Scotia and
                  Nationsbank, N.A., as Co-Syndication Agents (the "Co-Syndication Agents" and, together with the Documentation Agent and the Administrative Agent, the "Agents").


                  ASI, Holding and the Subsidiary Borrowers have requested that the Required Lenders (i) consent to the sale by ASI of its Mexican-based Calorex water heating business, (ii) consent to the sale by ASI of its German-based Perrot disc drum brake business, (iii) amend Section 3.04(a)(C) of the Credit Agreement, (iv) amend Section 6.05(b) of the Credit Agreement and (v) amend the definition of "Guaranteed Swap Obligations" contained in the Domestic Guarantee. The undersigned Lenders and the Agents are willing to grant such consents and agree to such amendments on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:


ARTICLE I.  DEFINITIONS

                  For purposes of this Sixth Amendment, the following terms shall have the meanings set forth below:

                  "Calorex Water Heating Business Sale" shall mean the sale, as defined in the letter dated September 7, 2000 from Thomas S. Battaglia to each of the Lenders, to one or more third parties in one or more transactions approved by ASI's Board of Directors of, whether by means of the sale of capital stock or assets, or both, ASI's Mexican-based Calorex Water Heating Business.

                  "Disc-Drum Brake Business Sale" shall mean the sale, as defined in the letter dated September 7, 2000 from Thomas S. Battaglia to each of the Lenders, to one or more third parties in one or more transactions approved by ASI's Board of Directors of, whether by means of the sale of capital stock or assets, or both, ASI's German-based Disc-Drum Brake Business.


ARTICLE II.       AMENDMENTS TO CREDIT AGREEMENT

                  SECTION  2.01.   Amendment  of  Section  3.04(a)(C).   Section
3.04(a)(C) of the Credit Agreement is hereby amended to read in its entirety as follows:

                  "(C) to finance the repurchase by Holding (y) in an aggregate amount not to exceed $308,000,000 of shares of its common stock and (z) in an additional aggregate amount not to exceed $400,000,000 of shares of its common stock; provided that the aggregate amount of repurchases by Holding pursuant to clause (z) shall not exceed $100,000,000 in each consecutive 12-month period commencing on July 9, 1998."

                  SECTION 2.02. Amendment to Section 6.05(b) of the Credit Agreement. Section 6.05(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

                  "(b) Investments in receivables owing to ASI and its Subsidiaries and payable or dischargeable in accordance with customary trade terms, and Investments in the Unified Receivables Company in an aggregate amount not to exceed (i) $20,000,000 and for each fiscal year beginning January 1, 1998 through December 31, 2000, an amount equal to 110% of the amount available in the immediately preceding year and (ii) $50,000,000 for each fiscal year beginning on or after January 1, 2001;".

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ARTICLE III.      CONSENT TO CALOREX WATER HEATING BUSINESS SALE AND DISC-DRUM
                  BRAKE BUSINESS SALE

                  Pursuant to Section 6.02(a)(ii)(1) of the Credit Agreement, the undersigned Lenders hereby consent to the Calorex Water Heating Business Sale and the Disc-Drum Brake Business Sale, provided that each of such sales is conducted in compliance with clauses (2) through (5) of Section 6.02(a)(ii) of the Credit Agreement.


ARTICLE IV.       AMENDMENT TO DOMESTIC GUARANTEE

                  SECTION 4.01. Amendment of Certain Definition contained in the Domestic Guarantee. The definition of "Guaranteed Swap Obligations" contained in the Domestic Guarantee is hereby amended to read as follows:

                  ""Guaranteed Swap Obligations" shall mean the obligations under (i) existing interest rate and currency exchange agreements entered into by any of the Borrowers or Guarantors or any of their respective Subsidiaries (the "Obligors") with any financial institution which is a "Lender" under the 1993 Credit Agreement and (ii) any other
         (x) interest rate and currency exchange agreement substantially in the form of the Interest Rate and Currency Exchange Agreement as published by the International Swap Dealers' Association Inc., (y) commodity purchase or option agreements entered into in order to manage existing or anticipated commodity price risks and (z) credit derivatives (including any other credit risk protection arrangements) entered into to hedge against changes in market prices of ASI's debt obligations and, in the case of clauses (x), (y) and (z), not for speculative purposes by any Obligor with any financial institution which is a "Lender" (as the term is used above) both as of the date on which the Swap Agreement is entered into and as of the date on which any action is taken pursuant to this Guarantee ("Swap Provider") (the agreements referred to in (i) and (ii) being together "Swap Agreements").


ARTICLE V.    REPRESENTATIONS AND WARRANTIES

                  Each of Holding, ASI and the other Borrowers hereby represents and warrants (but, in the case of representations and warranties relating to Credit Parties and their Subsidiaries, only as to itself and its Subsidiaries, it being understood that Holding and ASI make all representations and warranties as to all parties) to each Lender and the Administrative Agent that this Amendment (a) has been duly authorized, executed and delivered by Holding, ASI and each other Borrower or Credit Party and constitutes the legal, valid and binding obligation of each such person enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity, and (b) will not conflict in any respect material to the rights or interests of the Lenders with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute (with notice or lapse of time or both) a default under, or result in a required prepayment of, or (other than as permitted by the Credit Agreement as amended hereby or as contemplated by the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the properties or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which any Credit Party is a party or by which it may be subject.


ARTICLE VI.   EFFECTIVENESS

                  The consents provided for in Article III hereof and the amendments provided for in Articles II and IV hereof shall become effective on the date (the "Effective Date") on which the following conditions precedent shall have been satisfied:

                  (a) the signature lines at the foot of this Amendment shall have been executed by the Required Lenders;

                  (b) the Administrative Agent shall have received, on behalf of the Lenders, an Officer's Certificate of ASI, dated the Effective Date, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement insofar as such conditions precedent relate to ASI and its subsidiaries; and


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                  (c) all legal matters incidental to this Sixth Amendment shall be satisfactory to the Administrative Agent and to Cravath, Swaine & Moore, counsel for the Administrative Agent.

ARTICLE VII.   MISCELLANEOUS

                  SECTION 7.01 Credit Agreement. Except as specifically stated herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement", "herein", "hereunder", "hereto", "hereof" and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as modified hereby.

                  SECTION 7.02.  APPLICABLE LAW.  THIS SIXTH AMENDMENT SHALL BE
                                 ---------------
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 7.03. Expenses. ASI shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Sixth Amendment, including, but not limited to, the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent. The agreement set forth in this Section 7.03 shall survive the termination of the Credit Agreement.

                  SECTION 7.04. Counterparts. This Sixth Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Sixth Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Sixth Amendment.

                  IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed by their duly authorized officers, all as of the date first above written.